PRESS RELEASE

RESCON TECHNOLOGY CORPORATION ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO ACQUIRE NAYNA NETWORKS, INC.

SAN JOSE, CALIFORNIA, OCTOBER 19, 2004 -- Rescon Technology Corporation ("Rescon"), a publicly-traded company on the OTC: BB (trading symbol:
RCTC.OB), is pleased to announce that it has entered into a definitive agreement whereby Rescon agreed to acquire Nayna Networks, Inc. ("Nayna") in a stock for stock transaction. Naveen Bisht, CEO of Nayna Networks and Gerard Jugant, CFO of Nayna Networks will become President and CEO and CFO of the combined company, which will be renamed Nayna Networks, Inc. Prior to the closing of the merger Rescon will affect a reverse split that will reduce the outstanding shares of Common Stock to approximately 3.4 million. After the merger, approximately 35.9 million shares will be outstanding of which the current stockholders of Nayna would hold approximately 32.5 million shares. The closing is subject to shareholder approval, and the satisfaction of other customary conditions.

Henrik Klausgaard, Rescon's CEO said, "We are excited about this opportunity presented by this acquisition and the potential it offers to our shareholders. We look forward to consummating this transaction and believe Nayna's vision will lead Rescon in a new and positive direction. "

Naveen Bisht, President and CEO of Nayna, stated, "This merger is a significant milestone for us that should enhance our ability to grow and provide us with strategic operational and financial flexibility to implement our business plan. The next generation broadband access and secure networking solutions is a high growth market opportunity projected to grow to several billion dollars."

Founded in February 2000, Nayna is a hardware and software development company that designs, develops and markets next generation broadband access solutions, also known as Ethernet In The First Mile (EFM) solutions. Throughout 2004, Nayna introduced a series of products under its flagship ExpressSTREAM platform. ExpressSTREAM is certified for a wide variety of applications including handling of advanced real time applications such as streaming content. Previous generations of products were limited to average bandwidths of just a few hundred Kilo bits per second (Kbps) and a total of just 2.5Gbps per system. Nayna's ExpressSTREAM solutions range up to 32 Gbps of non-blocking system capacity and 10/100/1000 Mbps per subscriber site.

This high capacity is supported by high performance switching capacity of up to 48 million packets per second, compared to just 2 million packets per second in most gigabit LAN switches. Nayna's high performance switching fabric is the key to its excellent carrier class Quality of Service (QoS) and in turn, provides Nayna the ability to mix and match voice, data and IP video on the same links. While typical LAN products can only handle large data packets efficiently, ExpressSTREAM has sufficient additional capacity to enable it to mix small high priority voice packets in the same stream as the larger packets without being lost or delayed.



About Nayna Networks

Founded in February 2000, Nayna Networks is a hardware and software development company that designs, develops and markets next generation broadband access and secure communication solutions, also known as Ethernet In The First Mile (EFM) solutions. Nayna has developed the ExpressSTREAM platform to address the needs of carriers, Cable TV (CATV) service providers and enterprise customers. ExpressSTREAM solutions deliver gigabit class performance at reduced operating costs by removing bottlenecks typically found in traditional networks. Employing leading-edge hardware and software technology and innovative architecture, ExpressSTREAM solutions can increase network throughput upto ten times faster than older traditional network implementations. More information on Nayna Networks can be found on the World Wide Web at http://www.nayna.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially because of factors such as: the effect of general economic and market conditions, entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, technological shifts, and delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels.

For further information regarding risks and uncertainties associated with Rescon Technologies Corporation, and its subsidiaries' businesses, please refer to the Company's filings with the Securities and Exchange Commission
(SEC), including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be obtained through the SEC's website at: http://www.sec.gov. or by contacting the Company's investor relations department.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

All products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.





CONTACT INFORMATION

Jim Connor
Nayna Networks, Inc.
Tel: 1-408-956-8000 x831
Email: jim@nayna.com

or

John Liviakis (Investor Relations)
Liviakis Financial Communications Inc.
415.389.4670